United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2007

Langer, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12991 (Commission File Number)	11-2239561 (IRS Employer Identification Number)

450 Commack Road, Deer Park, New York (Address of principal executive offices)	11729-4510 (Zip Code)

Registrant’s telephone number, including area code: 631-667-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

On October 9, 2007, the Company entered into a new employment agreement dated as of October 1, 2007, with W. Gray Hudkins, the Company's President and Chief Executive Officer, which replaces his employment agreement with the Company which expired on September 30, 2007. Under the new agreement, Mr. Hudkins' base compensation will continue to be paid at the rate of $300,000 per year, subject to increase as the Compensation Committee and the Board of Directors may determine from time to time. Mr. Hudkins will continue to be eligible for participation, at the discretion of the Compensation Committee and the Board of Directors, in the Company's 2005 Stock Incentive Plan and 2007 Stock Incentive Plan, and to receive other benefits generally available to the Company's executives. The term of the agreement is three years, with a one-year renewal option, subject to the right of either party to terminate the employment on notice. Mr. Hudkins has a right to 6 months' severance if his employment is terminated by the Company without cause, or if the Company declines to renew the agreement for the one-year renewal term. The foregoing summary of the terms of the new employment agreement is qualified in its entirety by reference to the agreement, which is filed as an exhibit to this report.

Item 9.01 Exhibits.

Exhibit 10.1	Form of Employment Agreement dated as of October 1, 2007, between the Company and W. Gray Hudkins.+

+	This exhibit represents a management contract or compensation plan.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: October 9, 2007	Langer, Inc.

	By:	/s/ W. Gray Hudkins
W. Gray Hudkins, President and
Chief Executive Officer

Exhibit Index

Exhibit 10.1	Form of Employment Agreement dated as of October 1, 2007, between the Company and W. Gray Hudkins.+

+	This exhibit represents a management contract or compensation plan.